INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA ON June 17, 1997.



*Certificate No.  **                                           **   Shares   **


                           Sun River Development Co.

                     Secretary of State File No. _____________

                                  COMMON STOCK

This certifies that __________________is the owner(s) of ____________ fully paid and non-assessable shares of Sun River Development Research Group, Inc., a Nevada corporation, transferable only on the books of the Corporation by the holder hereof, in person or by duly authorized Attorney, upon surrender of this Certificate, properly endorsed.

In Witness Whereof, the Corporation has caused this Certificate of be issued and signed by its duly appointed officers on ________.


_______________________________                  _______________________________
President                                        Secretary

                           $0.01 PAR VALUE PER SHARE